Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports First Quarter 2008 Financial Results

Net revenue of $153.1 million, up 7.0 percent year over year

Company reiterates 2008 annual guidance

CHICAGO (April 29, 2008) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced financial results for the first quarter ended March 31, 2008.

Consolidated net revenue of $153.1 million increased 7.0 percent from $143.1 million in the 2007 first quarter. The positive impact of changes in foreign currency exchange rates represented approximately 5 percentage points of the growth. Net revenue decreased 7.3 percent in the Americas, but increased 24.2 percent in Europe (approximately 14 percent on a constant currency basis), and increased 33.6 percent in the Asia Pacific region (approximately 22 percent on a constant currency basis).

The number of confirmed executive searches was approximately 3 percent lower than in the 2007 first quarter, but increased 26 percent sequentially, compared to the 2007 fourth quarter. The number of consultants at March 31, 2008 was 408, compared to 386 as of December 31, 2007, and 414 as of March 31, 2007. Productivity, as measured by annualized revenue per executive search consultant, increased to $1.4 million from $1.3 million in the 2007 first quarter. The average fee per executive search was $106,700, compared to $96,300 in last year’s first quarter.

Chief Executive Officer L. Kevin Kelly said, “The first quarter results demonstrate the strength of our global coverage and diverse industry expertise. The slowdown we saw in certain sub sectors of our Financial Services practice in the Americas was more than offset by the revenue growth achieved in other practice groups, as well as in Europe and Asia Pacific as companies and organizations continued

to invest in the leadership talent they need to grow and manage their business. The operating margin, often lowest in the first quarter, was impacted by the revenue decline in the Americas, but also by planned investments to support our fastest growing region, Asia Pacific.”

Consolidated salaries and employee benefits were $110.6 million, an increase of 12.5 percent from $98.4 million in the comparable quarter of 2007. This increase primarily reflects higher fixed salary expense, higher bonus accruals associated with higher expected revenue levels, and a charge related to a previously disclosed executive separation and transition agreement. As a percentage of net revenue, salaries and employee benefits were 72.2 percent for the quarter, compared to 68.7 percent in the year-ago period.

Consolidated general and administrative expenses were $31.7 million, up 11.3 percent from $28.4 million reported in the comparable prior-year period. As a percentage of net revenue, consolidated general and administrative expenses were 20.7 percent, compared to 19.9 percent in the 2007 first quarter. The year-over-year increase is primarily related to an increase in premise-related costs for new offices and renewal of leases for existing offices.

Operating income was $10.9 million, a decrease of 33.4 percent from 2007 first quarter operating income of $16.3 million. The operating margin (measured as a percentage of net revenue) was 7.1 percent, compared to 11.4 percent in the 2007 first quarter. The decrease in operating income and the resulting margin reflect the lower operating results in the Americas region (primarily as a result of a decrease in revenue in the Financial Services industry group), and in the Asia Pacific region (largely as a result of the planned investments in new hires and infrastructure over the last few quarters to support robust growth).

Net income was $7.1 million and diluted earnings per share were $0.38, reflecting an effective tax rate in the quarter of 40.3 percent. Net income in the 2007 first quarter was $10.1 million and diluted earnings per share were $0.53, reflecting a 45.1 percent effective tax rate. The year-over-year decrease in net income and earnings per share mostly reflect the decrease in operating income, partially offset by a lower effective tax rate.

Net cash used in operating activities of $116.5 million primarily reflects 2007 bonus payments of approximately $135 million. Net cash used in operating activities was $68.4 million in the first quarter of 2007. Cash and cash equivalents at March 31, 2008 were $142.8 million, compared to cash and cash equivalents and short-term investments of $282.9 million at December 31, 2007 and $151.3 million at March 31, 2007.

During the first quarter, the company repurchased 594,807 shares of its common stock at an average price of $32.37 per share for a total of $19.3 million. On March 31, 2008 the company completed the $50 million stock repurchase program authorized by the company’s board of directors in May 2007 and will begin repurchasing shares under a new $50 million stock repurchase program authorized by the company’s board of directors in February 2008.

Regional Review for the 2008 First Quarter

In the first quarter, the Americas represented 50 percent of net revenue, Europe represented 35 percent, and Asia Pacific was 15 percent. This compares to the 2007 first quarter when the Americas represented 58 percent, Europe was 30 percent and Asia Pacific was 12 percent.

The Americas reported net revenue of $77.3 million, a decrease of 7.3 percent over the first quarter of 2007. The Technology, Health Care/Life Sciences and Business and Professional Services industry groups each achieved at least 15 percent year-over-year net revenue growth, but weakness in the Financial Services industry group (specifically within the Consumer Finance and the Capital Markets & Investment Banking sub sectors) was the primary reason for the decline in revenue. Operating income of $11.7 million decreased 29.7 percent year over year, and the operating margin was 15.2 percent, compared to 20.0 percent in the 2007 first quarter. The decrease in operating income and the resulting operating margin are primarily a result of the decrease in revenue, but also reflect the increase in premise-related expenses for new offices and renewal of leases for existing offices. Consultant headcount in the Americas was 207 at March 31, 2008 compared to 204 at December 31, 2007 and 233 at March 31, 2007.

In Europe, net revenue was $52.9 million, an increase of 24.2 percent from the prior-year quarter. On a constant currency basis, year-over-year net revenue growth in Europe was approximately 14 percent. Every industry practice group achieved year-over-year net revenue growth, with the Technology and Industrial industry groups being the largest contributors. Operating income increased to $5.3 million, and the operating margin improved to 10.0 percent, compared to 8.9 percent in the 2007 first quarter. Consultant headcount in Europe was 131 at March 31, 2008, compared to 121 at December 31, 2007 and 129 on March 31, 2007.

In Asia Pacific, net revenue was $22.9 million, an increase of 33.6 percent year over year. On a constant currency basis, year-over-year net revenue growth in Asia Pacific was approximately 22 percent. The Financial Services, Industrial, and Business and Professional Services industry groups were the primary drivers of growth. Operating income of $2.7 million decreased 37.8 percent year over year, and the operating margin was 11.9 percent compared to 25.5 percent in the 2007 first quarter. The decrease in operating income and resulting operating margin reflect planned investments to grow this region in the past year, including increases in salaries and employee benefits expense associated with increasing consultant headcount by 35 percent, as well as increased infrastructure costs related to new and existing offices. Consultant headcount in Asia Pacific was 70 at March 31, 2008, compared to 61 at December 31, 2007, and 52 at March 31, 2007.

2008 Outlook

“At this time, there are a number of positive indicators that give us confidence in our guidance for 2008. Confirmations were up sequentially in the first quarter and April is on track to be a very good month. Productivity improved year over year, as did the average fee per search. From a regional perspective, Europe and Asia Pacific are both realizing significant growth from new hires made in the past year and more focus on emerging markets,” Kelly said. “Given what we are seeing today, we plan to continue to invest in growing the business and improving productivity to capture market share, particularly in North America where we continue to hire strategically. At the same time, we are committed to delivering profitable growth to our shareholders and are initiating several cost management initiatives in order to focus on margin improvement.”

The company reiterates its 2008 expectations for net revenue of between $650 and $670 million, representing growth of between 5 percent and 8 percent over 2007 net revenue. The company is targeting a 2008 full-year operating margin of approximately 13 percent. Net income and earnings per share in 2008 are expected to reflect a full-year effective tax rate between 38 percent and 42 percent. Quarterly and full-year tax rate estimates can be impacted by country-level results and can also vary significantly by reporting period as a result of discrete items that require immediate recognition in a particular quarter.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review 2008 first quarter results today, April 29, at 9:00 am central time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc. Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax loss carryforwards; the timing of a partial release or full reversal of deferred tax asset valuation allowance; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Eric Sodorff, Director, Corporate Communications: +1 312 496 1613 or esodorff@heidrick.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$153,139	$143,126	$10,013	7.0%
Reimbursements	6,802	6,450	352	5.5%

Total revenue	159,941	149,576	10,365	6.9%
Operating expenses:
Salaries and employee benefits	110,606	98,359	12,247	12.5%
General and administrative expenses	31,657	28,440	3,217	11.3%
Reimbursed expenses	6,802	6,450	352	5.5%

Total operating expenses	149,065	133,249	15,816	11.9%

Operating income	10,876	16,327	(5,451)	-33.4%
Non-operating income (expense):
Interest income	2,058	1,876
Interest expense	(17)	(38)
Net realized and unrealized losses on equity and warrant portfolio	(24)	(59)
Other, net	(1,063)	233

Net non-operating income	954	2,012
Income before income taxes	11,830	18,339
Provision for income taxes	4,762	8,263

Net income	$7,068	$10,076

Basic weighted average common shares outstanding	17,296	17,847
Diluted weighted average common shares outstanding	18,460	19,029
Basic earnings per common share	$0.41	$0.56
Diluted earnings per common share	$0.38	$0.53
Salaries and employee benefits as a percentage of net revenue	72.2%	68.7%
General and administrative expense as a percentage of net revenue	20.7%	19.9%
Operating income as a percentage of net revenue	7.1%	11.4%
Effective tax rate	40.3%	45.1%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended March 31,
	2008	2007	$ Change	% Change	2008 Margin *	2007 Margin *
Revenue:
Americas	$77,337	$83,399	$(6,062)	-7.3%
Europe	52,866	42,555	10,311	24.2%
Asia Pacific	22,936	17,172	5,764	33.6%

Revenue before reimbursements (net revenue)	153,139	143,126	10,013	7.0%
Reimbursements	6,802	6,450	352	5.5%

Total revenue	$159,941	$149,576	$10,365	6.9%

Operating Income:
Americas	$11,724	$16,668	$(4,944)	-29.7%	15.2%	20.0%
Europe	5,261	3,799	1,462	38.5%	10.0%	8.9%
Asia Pacific	2,722	4,379	(1,657)	-37.8%	11.9%	25.5%

Total regions	19,707	24,846	(5,139)	-20.7%	12.9%	17.4%
Corporate	(8,831)	(8,519)	(312)	-3.7%

Operating income	$10,876	$16,327	$(5,451)		7.1%	11.4%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$142,823	$260,580
Short-term investments	—	22,275
Accounts receivable, net	111,088	82,240
Other receivables	5,973	5,868
Prepaid expenses	19,375	15,026
Other current assets	1,538	1,419
Income taxes recoverable, net	1,965	—
Deferred income taxes, net	15,259	15,290

Total current assets	298,021	402,698

Non-current assets:
Property and equipment, net	20,153	18,730
Restricted cash	9,761	9,826
Assets designated for retirement and pension plans	28,187	26,067
Investments	10,028	7,832
Other non-current assets	7,855	6,296
Goodwill	85,616	84,217
Other intangible assets, net	15,059	15,363
Deferred income taxes, net	42,383	45,855

Total non-current assets	219,042	214,186

Total assets	$517,063	$616,884

Current liabilities:
Accounts payable	$9,807	$8,699
Accrued salaries and employee benefits	89,712	197,954
Other accrued liabilities	45,246	43,238
Current portion of accrued restructuring charges	2,768	2,813
Income taxes payable, net	—	995

Total current liabilities	147,533	253,699

Non-current liabilities:
Retirement and pension plans	33,199	28,831
Non-current portion of accrued restructuring charges	6,081	6,735
Other non-current liabilities	21,629	17,819

Total non-current liabilities	60,909	53,385

Stockholders’ equity	308,621	309,800

Total liabilities and stockholders’ equity	$517,063	$616,884

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$7,068	$10,076
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,707	2,700
Deferred income taxes	3,502	284
Net realized and unrealized losses on equity and warrant portfolio	24	59
Stock-based compensation expense, net	6,649	7,559
Cash paid for restructuring charges	(724)	(1,075)
Changes in assets and liabilities:
Trade and other receivables	(26,437)	(19,748)
Accounts payable	(307)	(1,220)
Accrued expenses	(104,237)	(65,527)
Income taxes recoverable (payable), net	(1,582)	5,057
Other assets and liabilities, net	(3,182)	(6,560)

Net cash used in operating activities	(116,519)	(68,395)

Cash flows from investing activities:
Increase in restricted cash	191	—
Acquisition	(171)	(1,026)
Capital expenditures	(3,552)	(1,917)
Proceeds from sales of equity securities	80	136
Payments to consultants related to sales of equity securities	(18)	—
Proceeds from sales of short-term investments	22,275	51,500
Purchases of short-term investments	—	(7,950)
Other, net	—	7

Net cash provided by investing activities	18,805	40,750

Cash flows from financing activities:
Proceeds from stock options exercised	331	8,233
Purchases of treasury stock	(18,013)	(12,732)
Excess tax (charges) benefits related to stock-based compensation	(3,176)	3,981
Cash dividends paid	(2,246)	—
Other	140	1,128

Net cash provided by (used in) financing activities	(22,964)	610

Effect of foreign currency exchange rates on cash and cash equivalents	2,921	1,071

Net decrease in cash and cash equivalents	(117,757)	(25,964)
Cash and cash equivalents:
Beginning of period	260,580	147,440

End of period	$142,823	$121,476

Supplemental schedule of noncash financing activities:
Total value of treasury stock purchases	$19,255	$13,456
Cash paid for treasury stock purchases	(16,408)	(12,732)

Accrued treasury stock purchases	$2,847	$724